EXHIBIT 99.1

Progress Continues in First Quarter at 150-Year-Old First Horizon

MEMPHIS, Tenn., April 17, 2014 (GLOBE NEWSWIRE) -- The focus on driving profitability continued in first quarter 2014 as First Horizon National Corp. (NYSE:FHN) celebrates the 150th anniversary of its founding during the Civil War. First quarter's consolidated net income available to common shareholders was $45 million, or $0.19 per share.

First Horizon's core business of regional banking through First Tennessee and fixed income through FTN Financial generated solid performance. The company continued to invest in those businesses while controlling costs and improving productivity and efficiency. The company also continued to unwind from the mortgage business it sold in 2008, with key mortgage loan repurchase settlements reached over the past few months.

"Our people are focused every day on meeting our customers' financial services needs with a differentiated experience, and because of that we're earning new business and expanding our relationships with customers at First Tennessee and FTN Financial," said Bryan Jordan, First Horizon's chairman and CEO. "We're entering new markets and enhancing specialty businesses that are giving us opportunities to grow profitably over time. We're reducing the overhang of our former mortgage business. In short, we're preparing our company for our next 150 years."

Financial highlights

  The company continues to invest in areas that create the most value for customers while reducing costs in other areas. Expenses were down 8 percent from first quarter 2013 to first quarter 2014.
  In the regional bank average core deposits were up 2 percent from the same quarter in 2013. Lending increased, too, in specialty lending areas and growth markets, with asset-based lending up 12 percent, Middle Tennessee up 6 percent, commercial real estate up 4 percent and the Mid-Atlantic region – North Carolina, South Carolina, Virginia and North Florida – up 4 percent from first quarter 2013 to first quarter 2014. As the mortgage market has slowed, loans to mortgage companies fell from last quarter.
  The fixed income group remained a high-return business and an important part of First Horizon's business mix, making significant contributions to overall fee income in spite of uncertain market conditions that led to lower sales volumes.
  First quarter's results included $20 million in servicing income associated with a previously announced mortgage servicing sale.
  Asset quality trends remain strong, with net charge-offs down 38 percent from first quarter 2013 to first quarter 2014.
  Capital ratios remain strong, with estimated Tier 1 capital at 14 percent at the end of first quarter 2014.
FHN CONSOLIDATED SUMMARY RESULTS
Quarterly, Unaudited

				1Q14 Changes vs.
(Dollars in thousands, except per share data)	1Q14	4Q13	1Q13	4Q13	1Q13
Income Statement Highlights
Net interest income	$ 152,359	$ 157,135	$ 161,382	(3)%	(6)%
Noninterest income	140,073	132,860	156,403	5%	(10)%
Securities gains/(losses), net	5,657	2,183	24	NM	NM
Total revenue	298,089	292,178	317,809	2%	(6)%
Noninterest expense	220,214	257,097	240,540	(14)%	(8)%
Provision for loan losses	10,000	15,000	15,000	(33)%	(33)%
Income/(loss) before income taxes	67,875	20,081	62,269	NM	9%
Provision/(benefit) for income taxes	18,645	(33,813)	17,730	NM	5%
Income/(loss) from continuing operations	49,230	53,894	44,539	(9)%	11%
Income/(loss) from discontinued operations, net of tax	--	(6)	430	NM	NM
Net income/(loss)	49,230	53,888	44,969	(9)%	9%
Net income attributable to noncontrolling interest	2,813	2,934	2,813	(4)%	*
Net income/(loss) attributable to controlling interest	46,417	50,954	42,156	(9)%	10%
Preferred stock dividends	1,550	1,550	1,188	*	30%
Net income/(loss) available to common shareholders	$ 44,867	$ 49,404	$ 40,968	(9)%	10%
Common Stock Data
Diluted EPS	$ 0.19	$ 0.21	$ 0.17	(10)%	12%
Diluted shares (thousands)	237,401	236,753	242,799	*	(2)%
Period-end shares outstanding (thousands)	236,586	236,370	241,225	*	(2)%
Balance Sheet Highlights (Period-End)
Total loans, net of unearned income	$ 15,119,461	$ 15,389,074	$ 15,889,670	(2)%	(5)%
Total deposits	16,672,743	16,734,956	16,204,467	*	3%
Total assets	23,941,989	23,789,833	24,803,048	1%	(3)%
Total liabilities	21,397,852	21,289,082	22,203,321	1%	(4)%
Total equity	2,544,137	2,500,751	2,599,727	2%	(2)%
Asset Quality Highlights
Allowance for loan losses	$ 247,246	$ 253,809	$ 265,218	(3)%	(7)%
Allowance / period-end loans	1.64%	1.65%	1.67%
Net charge-offs	$ 16,563	$ 16,901	$ 26,745	(2)%	(38)%
Net charge-offs (annualized) / average loans	0.45%	0.44%	0.67%
Non-performing assets (NPA)	$ 345,520	$ 361,918	$ 349,278	(5)%	(1)%
NPA % (a)	1.87%	1.95%	1.81%
Key Ratios & Other
Return on average assets (annualized) (b)	0.82%	0.90%	0.73%
Return on average common equity (annualized) (c)	8.30%	9.42%	7.48%
Net interest margin (d)	2.88%	2.98%	2.95%
Efficiency ratio (e)	75.30%	88.66%	75.69%
Tier 1 ratio (f)	14.20%	13.87%	13.56%
Market capitalization (millions)	$ 2,919.5	$ 2,753.7	$ 2,576.3
NM - Not meaningful
* Amount is less than one percent.
Certain previously reported amounts have been reclassified to agree with current presentation.
(a) NPAs related to the loan portfolio over period-end loans plus foreclosed real estate and other assets.
(b) Calculated using net income.
(c) Calculated using net income available to common shareholders.
(d) Net interest margin is computed using net interest income adjusted to a fully taxable equivalent ("FTE") basis. Refer to the Non-GAAP to GAAP Reconciliation.
(e) Noninterest expense divided by total revenue excluding securities gains/(losses).
(f) Current quarter is an estimate.

Certain measures in this release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. First Horizon's management believes such measures are relevant to understanding the results of the company. The non-GAAP item in this release is net interest margin computed using net interest income adjusted for FTE. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by First Horizon. The reconciliation of non-GAAP to GAAP measures and presentation of the most comparable GAAP items can be found in this table:

NON-GAAP to GAAP Reconciliation
(Dollars in Thousands) (Unaudited)	1Q14	4Q13	1Q13
Net interest income adjusted for impact of fully taxable equivalent ("FTE") (Non-GAAP)
Net interest income (GAAP)	$152,359	$157,135	$161,382
FTE adjustment	1,987	2,044	1,787
Net interest income adjusted for impact of FTE (Non-GAAP)	$154,346	$159,179	$163,169

Conference call

Management will hold a conference call at 9:00 a.m. Central Time today to review earnings and performance trends. There will also be a live webcast accompanied by the slide presentation available in the investor relations section of www.firsthorizon.com. The call and slide presentation may involve forward-looking information, including guidance.

Participants can call toll-free starting at 8:45 a.m. by dialing 877-303-6618. The number for international participants is 224-357-2205. The conference ID number is 21566704. Participants can also listen to the live audio webcast with the accompanying slide presentation through the website. A replay will be available from noon today until 11:59 p.m. May 1. To listen to the replay, dial 855-859-2056 or 404-537-3406. The passcode is 21566704. The event also will be archived and available by midnight Central Time on the website.

Other information

This press release contains forward-looking statements involving significant risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking information. Those factors include general economic and financial market conditions, including expectations of and actual timing and amount of interest rate movements including the slope of the yield curve, competition, ability to execute business plans, geopolitical developments, recent and future legislative and regulatory developments, inflation or deflation, market (particularly real estate market) and monetary fluctuations, natural disasters, customer, investor and regulatory responses to these conditions and items already mentioned in this press release, as well as critical accounting estimates and other factors described in First Horizon's annual report on Form 10-K and other recent filings with the SEC. First Horizon disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included herein or therein to reflect future events or developments.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 First Tennessee Bank locations in and around Tennessee and 21 FTN Financial offices in the U.S. and abroad. The company was founded during the Civil War in 1864 and has the 14th oldest national bank charter in the country. First Tennessee has the leading market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation's best employers by Working Mother and American Banker magazines. More information is available at www.FirstHorizon.com.

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CONTACT: First Horizon Investor Relations, Aarti Bowman, (901) 523-4017
         First Horizon Media Relations, Kim Cherry, (901) 523-4380